Exhibit (j)




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Scudder Target 2013 Fund (the "Fund") (one of the series comprising Scudder Target Fund) in the Target Funds Prospectus and "Independent Auditors and Reports to Shareholders" and "Financial Statements" in the Scudder Target 2013 Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 39 to the Registration Statement (Form N-1A, No. 33-30876) of our report dated September 26, 2003 on the financial statements and financial highlights of Scudder Target 2013 Fund included in the Annual Report dated July 31, 2003.

                                               /s/Ernst & Young LLP
                                               ERNST & YOUNG LLP




Boston, Massachusetts
November 24, 2003